Exhibit 10.13

Five Mile Capital Partners LLC
Goldman, Sachs & Co.
GMAC Mortgage Group, Inc.
Kohlberg Kravis Roberts & Co. L.P.
Dune Capital Management LP

March 23, 2006

GMAC Commercial Holding Corp.
200 Witmer Road
Horsham, PA 19044

Ladies and Gentlemen:

This letter serves to confirm the retention by GMACCH Commercial Holding Corp. (the “Company”) of Kohlberg Kravis Roberts & Co. L.P. (“KKR”), Goldman, Sachs & Co. (“GS”), Five Mile Capital Partners LLC (“Five Mile”), Dune Capital Management LP (“Dune”) and GMAC Mortgage Group, Inc. (“GMACMG”, and together with Five Mile, KKR, Dune, GS, the “Investors” or “us”) to provide management and advisory services to the Company and its subsidiaries (collectively, “GMACCH”), as set forth below.

1. The Company has retained us, and we hereby agree to accept such retention, to provide to GMACCH, when and if called upon, certain management, monitoring and advisory services of the type customarily performed by us. The Company agrees to pay us an annual fee equal to twenty million dollars ($20,000,000) (the “Annual Fee”), such fee to be increased at a rate of 5% annually, effective as of March 23 of each such year, payable (i) in quarterly installments in advance at the beginning of each calendar quarter and commencing on the date hereof (such first payment to be made pro rata based on the number of days in the quarter remaining) and (ii) to each of us in proportion to the economic interests represented by the Investors’ relative (among each other) beneficial ownership interests in the Company (“Equity Interests”) owned by affiliates of GMACMG, KKR, GS, Dune and Five Mile, respectively, based on their ownership on the first day of such quarter.

2. The services to be performed hereunder will not include investment banking or other financial advisory services in connection with specific acquisition, divestiture, refinancing or recapitalization transactions. We may also invoice the Company for additional fees in connection with such services or in the event that we, or any of our respective affiliates, perform other services for GMACCH above and beyond those called for by this agreement, subject to and in accordance with the terms of the stockholders agreement by and among GMACMG, GMACCH Investor LLC and the Company.

3. In addition to any fees that may be payable to us under this agreement, the Company also agrees to reimburse us and our respective affiliates, from time to time upon request, for all reasonable out-of-pocket expenses incurred in connection with this retention, including travel expenses and expenses of our respective counsel.

4. The Company agrees to indemnify and hold us, our respective affiliates (including, without limitation, affiliated investment entities) and their and our respective partners, executives, officers, directors, employees, agents and controlling persons (each such person, including us, being an “Indemnified Party”) harmless from and against (i) any and all losses, claims, damages and liabilities (including, without limitation, losses, claims, damages and liabilities arising from or in connection with legal actions brought by or on behalf of the holders or future holders of the outstanding securities of GMACCH or creditors or future creditors of GMACCH), joint, several or otherwise, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, related to or arising out of any activity contemplated by this agreement or our retention pursuant to, and our or our affiliates’ performance of the services contemplated by, this agreement and (ii) any and all losses, claims, damages and liabilities, joint, several or otherwise, related to or arising out of any action or omission or alleged action or omission related to the Company or any of its direct or indirect subsidiaries or the securities or obligations of any such entities. The Company will further reimburse any Indemnified Party for all expenses (including counsel fees and disbursements) upon request as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising from any of the foregoing, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company; provided, however, that the Company will not be liable under the foregoing indemnification provision (and amounts previously paid that are determined not required to be paid by the Company pursuant to the terms of this paragraph shall be repaid promptly) to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court to have resulted from our willful misconduct or gross negligence. The Company agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to GMACCH related to or arising out of our retention pursuant to, or our respective affiliates’ performance of the services contemplated by, this agreement except to the extent that any loss, claim, damage, liability or expense is found in a final, non-appealable judgment by a court to have resulted from our willful misconduct, bad faith or gross negligence.

The Company also agrees that, without our prior written consent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding to which an Indemnified Party is an actual or potential party and in respect of which indemnification could be sought under the indemnification provision in the immediately preceding paragraph, unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

Promptly after receipt by an Indemnified Party of notice of any suit, action, proceeding or investigation with respect to which an Indemnified Party may be entitled to indemnification hereunder, such Indemnified Party will notify the Company in writing of the assertion of such claim or the commencement of such suit, action, proceeding or investigation, but the failure to so notify the Company shall not relieve the Company from any liability which it may have hereunder, except to the extent that such failure has materially prejudiced the Company. If the Company so elects within a reasonable time after receipt of such notice, the Company may participate at its own expense in the defense of such suit, action, proceeding or investigation. Each Indemnified Party may employ separate counsel to represent it or defend it in any such suit, action, proceeding or investigation in which it may become involved or is named as a defendant and, in such event, the reasonable fees and disbursements of such counsel shall be borne by the Company; provided, however, that the Company will not be required in connection with any such suit, action, proceeding or investigation, or separate but substantially similar actions arising out of the same general allegations or circumstances, to pay the fees and disbursements of more than one separate counsel (other than local counsel) for all Indemnified Parties in any single action or proceeding. Whether or not the Company participates in the defense of any claim, the Company and we shall cooperate in the defense thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

If the indemnification provided for in clause (i) of the first sentence of this Section 4 is finally judicially determined by a court of competent jurisdiction to be unavailable to an Indemnified Party, or insufficient to hold any Indemnified Party harmless, in respect of any losses, claims, damages or liabilities (other than any losses, claims, damages or liabilities found in a final judgment by a court to have resulted from our willful misconduct or gross negligence), then the Company, on the one hand, in lieu of indemnifying such Indemnified Party, and each Investor, on the other hand, will contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received, or sought to be received, by GMACCH on the one hand and each Investor, solely in its capacity as an advisor under this agreement, on the other hand, in connection with the transactions to which such indemnification, contribution or reimbursement is sought, or (ii) if (but only if) the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of GMACCH on the one hand and each Investor on the other, as well as any other relevant equitable considerations; provided, however, that in no event shall each Investor’s aggregate contribution hereunder exceed the amount of fees actually received by it in respect of the transaction at issue pursuant to this agreement. The amount paid or payable by a party as a result of the losses, claims, damages and liabilities referred to above will be deemed to include any legal or other fees or expenses reasonably incurred in defending any action or claim. The Company and we agree that it would not be just and equitable if contribution pursuant to this paragraph were determined by pro rata allocation or by any other method which does not take into account the equitable considerations referred to in this paragraph. The indemnity, contribution and expense reimbursement obligations that the Company has under this letter shall be in addition to any of the Company or GMACCH may have, and notwithstanding any other provision of this letter, shall survive the termination of this agreement.

5. Any advice or opinions provided by us may not be disclosed or referred to publicly or to any third party (other than GMACCH’s legal, tax, financial or other advisors), except in accordance with our prior written consent; provided, however, notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate to the matters contemplated hereby (the “Transaction”), shall not apply to the tax structure or tax treatment of the Transaction, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the tax structure and tax treatment of the Transaction and all materials of any kind (including opinions or other tax analysis) that are provided to such party relating to such tax treatment and tax structure; provided, however, that such disclosure shall not include the name (or other identifying information not relevant to the tax structure or tax treatment) of any person and shall not include information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

6. We shall act as independent contractors, with duties solely to GMACCH. The provisions hereof shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns. Nothing in this agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, and, to the extent expressly set forth herein, the Indemnified Parties, any rights or remedies under or by reason of this agreement. Without limiting the generality of the foregoing, the parties acknowledge that nothing in this agreement, expressed or implied, is intended to confer on any present or future holders of any securities of the Company or its subsidiaries or affiliates, or any present or future creditor of the Company or its subsidiaries or affiliates, any rights or remedies under or by reason of this agreement or any performance hereunder.

7. Subject to applicable law, nothing herein will in any way preclude any of the undersigned, their affiliates or any of their respective officers, directors, employees, agents or representatives from engaging in any business activities or from performing services for its own account or for the account of others, including for companies that may be in competition with the business conducted by GMACCH.

8. This agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

9. This agreement shall continue in effect from year to year unless amended or terminated by the consent of all parties hereto. Notwithstanding the foregoing, the obligation of any of the undersigned to provide the services contemplated hereby may be terminated by a written instrument signed by such undersigned party at any time after the consummation or announcement of a public offering of any voting securities of GMACCH or any of its subsidiaries (such event, a “Public Offering”) or any transaction (including, without limitation, any merger, consolidation or sale of assets or equity interests) the result of which is that any person or entity (or group of persons or entities acting in concert) other than the undersigned and their affiliates become the beneficial owner, directly or indirectly, of more than 50% of the voting securities of GMACCH or all or substantially all or the assets of GMACCH (each such event, a “Change of Control”). Except as expressly provided otherwise herein, all other provisions of this letter will survive the termination hereof or any Public Offering or Change of Control.

10. Each party hereto represents and warrants that the execution and delivery of this agreement by such party has been duly authorized by all necessary action of such party.

11. If any term or provision of this agreement or the application thereof shall, in any jurisdiction and to any extent, be invalid and unenforceable, such term or provision shall be ineffective, as to such jurisdiction, solely to the extent of such invalidity or unenforceability without rendering invalid or unenforceable any remaining terms or provisions hereof or affecting the validity or enforceability of such term or provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law that renders any term or provision of this agreement invalid or unenforceable in any respect.

12. Each party hereto waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of our retention pursuant to, or our performance of the services contemplated by this agreement.

13. This agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

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If the foregoing sets forth the understanding between us, please so indicate on the enclosed signed copy of this letter in the space provided therefor and return it to us, whereupon this letter shall constitute a binding agreement among us.

Very truly yours,

Five Mile Capital Partners LLC

By:	/s/ Thomas G. Kendall
Authorized Signatory

Goldman, Sachs & Co.

By:	/s/ Rich Friedman
Authorized Signatory

GMAC Mortgage Group, Inc.

By:	/s/ D.C. Walker
Authorized Signatory

Kohlberg Kravis Roberts & Co. L.P.

By:	/s/ William J. Janetschek
Authorized Signatory

Dune Capital Management LP

By:	/s/ Joshua P. Eaton
Authorized Signatory

AGREED TO AND ACCEPTED BY:

GMAC Commercial Holding Corp.

By:	/s/ Robert D. Feller
Name: Robert D. Feller
Title: CEO